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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
April 12, 2001

             Anker Announces Successful Completion of Exchange Offer

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it successfully completed its exchange offer. At the closing, which occurred today, it exchanged $34,207,000 aggregate principal amount of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") for 34,207 shares of the Company's Class E Convertible Preferred Stock (the "Preferred Stock").

         The Company also announced that it paid the April 1, 2001 interest payment due on the Notes today. The Company also said that the previously announced amendment to its credit agreement with Foothill Capital Corporation and its other senior lenders is now effective.

         Bruce Sparks, President of the Company, stated that "We are delighted to have completed this exchange offer. This significantly improves Anker's balance sheet and cash flow position. We look forward to continuing to implement our business plan to improve Anker's performance."

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.